Exhibit 4.3

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS WARRANT NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (B) COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT (OR A SUCCESSOR RULE THERETO), (C) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS OR (D) AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

VIR BIOTECHNOLOGY, INC.

AMENDED AND RESTATED

WARRANT TO PURCHASE SERIES A-1 PREFERRED STOCK

Warrant Certificate No.: WPA1-1	Original Issue Date: September 12, 2016
Amended and Restated Date: August 29, 2019

THIS CERTIFIES THAT, for value received, VIR BIOTECHNOLOGY, INC., a Delaware corporation (the “Company”), hereby certifies that TAKEDA VENTURES, INC., a Delaware corporation, or its registered assigns (the “Holder”), is entitled to purchase from the Company ONE MILLION ONE HUNDRED THOUSAND (1,100,000) duly authorized, validly issued, fully paid and nonassessable shares of Series A-1 Preferred Stock, par value $0.0001 per share, of the Company (“Series A-1 Stock”) at a purchase price per share of $1.00 (the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Amended and Restated Warrant (this “Warrant”). Certain capitalized terms used herein are defined in Section 1 hereof.

RECITALS

WHEREAS, on September 12, 2016, the Company issued to the Holder a warrant to purchase 1,100,000 shares of the Series A-1 preferred stock, par value $0.0001 per share (Warrant Certificate No. WPA1-1), as subsequently amended on January 31, 2018 (as amended, the “Original Warrant”); and

WHEREAS, the Company and the Holder desire to amend and restate the Original Warrant in its entirety to, among other things, correct and modify certain provisions relating to the conversion of the Warrant Shares (as defined below) and certain information rights of the Holder.

NOW, THEREFORE, that this Warrant hereby amends and restates of the Original Warrant in its entirety; and

FURTHER, the parties to this Warrant agree as follows:

1. DEFINITIONS. As used in this Warrant, the following terms have the respective meanings set forth below:

(a) “Aggregate Exercise Price” means an amount equal to the product of (x) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (y) the Exercise Price.

(b) “Board” means the Board of Directors of the Company.

(c) “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(d) “Company” has the meaning set forth in the preamble.

(e) “Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., New York City time, on a Business Day, including, without limitation, the receipt by the Company of the Exercise Notice, the Warrant and the Aggregate Exercise Price, if applicable.

(f) “Exercise Notice” has the meaning set forth in Section 3(a)(i).

(g) “Exercise Period” has the meaning set forth in Section 2.

(h) “Exercise Price” has the meaning set forth in the preamble.

(i) “Fair Market Value” means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed; (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; or (c) if at any time the Common Stock is not listed on any domestic securities exchange, the “Fair Market Value” shall be based upon the valuation of the Company as determined in good faith by the Board.

(j) “Holder” has the meaning set forth in the preamble.

(k) “Original Issue Date” means September 12, 2016.

(l) “Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

(m) “Pro Rata Share” means, as of any date, a fraction, (i) the numerator of which is the number of shares of Common Stock for which the Warrant Shares issuable hereunder are convertible on such date, and (ii) the denominator of which is the aggregate number of shares of Common Stock outstanding on a fully diluted basis on such date (assuming the conversion, exercise and exchange of all derivative securities of the Company, including all shares of Common Stock authorized for issuance under equity compensation plans of the Company).

(n) “Stockholder Agreements” means (i) the Right of First Refusal and Co-Sale Agreement, dated August 25, 2017, by and among the Company and the other stockholders party thereto, as the same may be amended, modified, supplemented or replaced from time to time; and (ii) the Voting Agreement, August 25, 2017, by and among the Company and the other stockholders party thereto, as the same may be amended, modified, supplemented or replaced from time to time.

(o) “Warrant” means this Amended and Restated Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

(p) “Warrant Shares” means the shares of Series A-1 Preferred Stock or other capital stock of the Company then purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.

2. TERM OF WARRANT. At any time or from time to time prior to 5:00 p.m., New York City time, on the tenth (10th) anniversary of the Original Issue Date or, if such day is not a Business Day, on the next Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein).

3. EXERCISE OF WARRANT.

(a) Exercise Procedure. This Warrant may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares, upon:

(i) surrender of this Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an exercise notice in the form attached hereto as Exhibit A (each, an “Exercise Notice”), duly completed (including specifying the number of Warrant Shares to be purchased) and executed;

(ii) payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b) or Section 3(c), if applicable; and

(iii) execution and delivery of such other documentation as required by the Company (including, without limitation, joinders to be bound to the Stockholder Agreements) which may set forth certain restrictions on transferability of the shares of capital stock acquired upon exercise, a right of first refusal or a right of first offer of the Company and other Persons with respect to shares, and such other terms or restrictions as the Board may from time to time establish.

(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Notice, by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price.

(c) Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price in accordance with Section 3(b), the Holder may elect instead to receive upon such exercise the net number of shares (the “Net Number”) of Series A-1 Stock (or other capital stock issuable upon exercise of this Warrant pursuant to the terms set forth herein) determined according to the following formula (such exercise, a “Cashless Exercise”):

Net Number = (A x B) - (A x C)
B

For purposes of the foregoing formula:

A =	the total number of shares with respect to which this Warrant is then being exercised.

B =	the Fair Market Value of one share of Series A-1 Stock, or one share of Common Stock into which the shares of Series A-1 Stock were converted.

C =	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(i) Rule 144. For purposes of Rule 144(d) promulgated under the Securities Act (as defined below), as in effect on the date hereof, assuming the Holder is not an affiliate of the Company, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced on the Original Issue Date.

(d) Delivery of Stock Certificates. Upon receipt by the Company of the Exercise Notice, surrender of this Warrant and payment of the Aggregate Exercise Price, the Company shall, within ten (10) Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share, as provided in Section 3(e) hereof, or in the case of uncertificated Warrant Shares, the Company’s stock ledger shall be updated to reflect the issuance of such Warrant Shares as soon as practicable. The stock certificate or certificates so delivered, or the stock ledger to be updated, as applicable, shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Notice and shall be registered in the name of the Holder. This Warrant shall be deemed to have been exercised and any certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(e) Fractional Shares. The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. As to any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.

(f) Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired, been cancelled, or been fully exercised, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(g) Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all Warrant Shares subject hereto, and if the fair market value of one share of the Series A-1 Stock (or other capital stock issuable upon exercise of this Warrant pursuant to the terms set forth herein) is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 3(c) (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Series A-1 Stock (or other capital stock issuable upon exercise of this Warrant pursuant to the terms set forth herein) upon such expiration shall be determined pursuant to Section 3(c). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 3(g), the Company agrees to promptly notify the Holder of the number of shares of Warrant Shares, if any, the Holder is to receive by reason of such automatic exercise.

4. ADJUSTMENT TO NUMBER AND TYPE OF WARRANT SHARES. The number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into consideration any prior adjustments pursuant to this Section 4).

(a) Adjustment to Number of Warrant Shares Upon Dividend, Subdivision or Combination. If the Company shall, at any time or from time to time after the Original Issue Date, (i) pay a stock dividend or make any other distribution of capital stock of the Company upon the Series A-1 Stock (or other capital stock issuable upon exercise of this Warrant pursuant to the terms set forth herein), or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Series A-1 Stock (or other capital stock issuable upon exercise of this Warrant pursuant to the terms set forth herein) into a greater number of shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to any such dividend, distribution or subdivision shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Series A-1 Stock (or other capital stock issuable upon exercise of this Warrant pursuant to the terms set forth herein) into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased and the Exercise Price shall be proportionality increased. Any adjustment under this Section 4(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b) Adjustment to Number of Warrant Shares Upon Reorganization or Reclassification. In the event of any (i) capital reorganization of the Company, (ii) recapitalization, reclassification (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), consolidation, merger, sale of all or substantially all of the Company’s assets, or (iii) other similar transaction (other than any such transaction covered by Section 4(a)), in each case which entitles the holders of the Series A-1 Stock (or other capital stock issuable upon exercise of this Warrant pursuant to the terms set forth herein) to receive (either directly or upon subsequent liquidation) cash, stock, securities or assets with respect to or in exchange for such Series A-1 Stock (or other capital stock issuable upon exercise of this Warrant pursuant to the terms set forth herein), each Warrant shall, immediately after such reorganization, reclassification, recapitalization, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, recapitalization, consolidation, merger, sale or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, recapitalization, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 4 hereof shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant. The provisions of this Section 4(b) shall similarly apply to successive reorganizations, reclassifications, recapitalizations, consolidations, mergers, sales or similar transaction. The Company shall not effect any such reorganization, reclassification, recapitalization, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, recapitalization, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant.

(c) Adjustment to Class of Warrant Shares Upon Conversion of Series A-1 Stock. In the event that all outstanding shares of Series A-1 Stock are converted, automatically or by action of the holders thereof, into Common Stock pursuant to the provisions of the Company’s Certificate of Incorporation, as amended from time to time, including, without limitation, in connection with the Company’s initial, underwritten public offering and sale of its Common Stock pursuant to an effective registration statement under the Securities Act, then from and after the date on which all outstanding shares of the Series A-1 Stock have been so converted, this Warrant shall be exercisable for such number of shares of Common Stock into which the shares of Series A-1 Stock would have been converted had the shares of Series A-1 Stock been outstanding on the date of such conversion, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

(d) Certain Events. If any event of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the number or type, as applicable, of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 4; provided, that no such adjustment pursuant to this Section 4(d) shall decrease the number of Warrant Shares issuable as otherwise determined pursuant to this Section 4.

(e) Certificate as to Adjustment. Not later than ten (10) Business Days following the receipt by the Company of a written request by the Holder, the Company shall furnish to the Holder a certificate of an officer certifying the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

(f) Notices. In the event:

(i) that the Company shall take a record of the holders of its Series A-1 Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant or the Series A-1 Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any (a) capital reorganization of the Company, (b) recapitalization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets (determined on a consolidated basis), or (c) other similar transaction, in each case which entitles the holders of the Series A-1 Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant or the Series A-1 Stock) to receive (either directly or upon subsequent liquidation) cash, stock, securities or assets with respect to or in exchange for such Series A-1 Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant or the Series A-1 Stock); or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company shall send or cause to be sent to the Holder at least five (5) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which any occurrence described in Section 4(f)(ii) or (iii) is proposed to take place and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of such Series A-1 Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant or the Series A-1 Stock) shall be entitled to exchange their shares of Series A-1 Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

5. INFORMATION RIGHTS. Prior to the first to occur of (v) the exercise of this Warrant for all Warrant Shares hereunder, (w) the consummation of the initial public offering of any securities of the Company, (x) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities and Exchange Act of 1934, as amended, (y) a Deemed Liquidation Event (as defined in the Certificate of Incorporation of the Company, as amended from time to time), and (z) the tenth (10th) anniversary of the Original Issue Date:

(a) The Company shall deliver to the Holder:

(i) as soon as practicable, but in any event within one hundred eighty (180) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of recognized standing selected by the Board, all prepared in accordance with Generally Accepted Accounting Principles (“GAAP”); and

(ii) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP).

(b) The Company shall permit the Holder (provided that the Board has not reasonably determined that the Holder is a competitor of the Company), at such Holder’s expense, to meet with management to discuss the Company’s business, affairs and finances with its officers, during normal business hours of the Company as may be reasonably requested by the Holder; provided, that the Company shall not be obligated pursuant to this Section 5(b) to provide any information that it reasonably and in good faith considers to be a trade secret or confidential information or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(c) The Company shall provide to the Holder an update by the Board and a copy of the materials, including, as applicable, notices, minutes, consents, board packages and other materials, provided to the Board in connection with any meeting of the Board; provided, that the Holder agrees to hold in confidence and trust all information so provided and not use such information other than in connection with the monitoring of its investment in the Company. Notwithstanding the foregoing, the Company may withhold any information if access to such information could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of a trade secret or a conflict of interest.

(d) Notwithstanding anything else in this Warrant to the contrary, the Company may cease providing the information set forth in this Section 5 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the rules of the Securities and Exchange Commission applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 5 shall be reinstated, if such rights have not yet terminated, at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

6. PREEMPTIVE RIGHTS. In connection with any round of preferred stock financing after the closing of the Series A-1 Preferred Stock financing of the Company, subject to the terms and conditions of this Section 6 and applicable securities laws, the Company shall offer to the Holder the right to purchase up to such Holder’s Pro Rata Share of the shares of preferred stock to be sold in such financing (the “New Preferred”).

(a) The Company shall give notice (the “Offer Notice”) to the Holder, stating (i) the number of shares of New Preferred to be offered, and (ii) the price and terms, if any, upon which it proposes to offer such shares of New Preferred.

(b) By notification to the Company within ten (10) days after the Offer Notice is given, the Holder may elect to purchase, at the price and on the terms specified in the Offer Notice, up to the Holder’s Pro Rata Share of the shares of New Preferred to be offered. The closing of any sale pursuant to this Section 6(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the first date that shares of New Preferred are sold to other investors.

(c) The preemptive rights in this Section 6 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Certificate of Incorporation); (ii) shares of Series A-1 Stock issued pursuant to the Series A-1 Preferred Stock Purchase Agreement, dated on or about the Original Issue Date; (iii) shares of preferred stock issued in transactions with a primary purpose other than equity financing of the Company; and (iv) shares of Common Stock.

(d) The preemptive rights in this Section 6 shall terminate upon the first to occur of (v) the exercise of this Warrant for all Warrant Shares hereunder, (w) the consummation of the initial public offering of any securities of the Company, (x) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities and Exchange Act of 1934, as amended, (y) a Deemed Liquidation Event (as defined in the Certificate of Incorporation of the Company, as amended from time to time), and (z) the tenth (10th) anniversary of the Original Issue Date.

(e) Transfer of Warrant. This Warrant and all rights hereunder shall not be transferable, in whole or in part, by the Holder without the prior written consent of the Company; provided, that the Holder shall have the right to transfer this Warrant to any of its affiliates without the consent of the Company; provided, further, that if any such affiliate shall cease to be an affiliate of this Holder, this Warrant (and any shares of Series A-1 Stock or Common Stock received upon exercise hereof) shall immediately revert back to the Holder (or its successor in the event the Holder shall no longer exist). Any transfer of this Warrant shall be made upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit B, together with funds sufficient to pay any transfer taxes in connection with the making of such transfer. Upon such approval (if necessary), surrender and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned, and this Warrant shall promptly be cancelled.

7. HOLDER NOT DEEMED A STOCKHOLDER; LIMITATIONS ON LIABILITY. Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as a stockholder of the Company. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

8. REPLACEMENT ON LOSS; DIVISION AND COMBINATION.

(a) Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

(b) Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

9. WARRANT REGISTER. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

10. NO IMPAIRMENT. The Company shall not by any action, including through any amendment to its certificate of incorporation, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in carrying out all such actions as may reasonably be necessary or appropriate to protect the rights of the Holder against impairment.

11. AUTHORIZED SHARES. The Company covenants and agrees, so long as this Warrant is outstanding, the Company shall, on or prior to the date of the exercise of any part of this Warrant, take all action necessary to reserve the requisite number of shares of its authorized and unissued capital stock, such that the number of shares of Series A-1 Stock issued upon exercise of all or any portion of this Warrant shall be duly authorized, validly issued and fully paid and non-assessable upon issuance thereof.

12. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission, email or similar writing) and shall be given to such party at its address, facsimile number or email address set forth below, or such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to the other party to this Agreement. Each such notice, request or other communication shall be effective (a) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (b) if given by email, immediately upon delivery of such message, or (c) if given by any other means, when delivered at the address specified in this Section 12:

If to the Company:	Vir Biotechnology, Inc.
499 Illinois Street, 5th Floor
San Francisco, CA 94158
Attention: Vice President of Intellectual Property and Associate General Counsel
E-mail: ipleasure@vir.bio

with a copy to:	Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention: Laura Berezin
Email: lberezin@cooley.com

If to the Holder:	Takeda Ventures, Inc.
435 Tasso Street, Suite 300
Palo Alto, CA 94301
Attention: Graeme R. Martin, Ph.D., President & CEO
E-mail: Graeme.martin@takeda.com

with a copy to:	Takeda Pharmaceuticals USA, Inc.
95 Hayden Avenue
Lexington, MA 02421
Attention: General Counsel

13. ENTIRE AGREEMENT. This Warrant constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

14. SUCCESSOR AND ASSIGNS. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the Company and the Holder and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

15. NO THIRD-PARTY BENEFICIARIES. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

16. HEADINGS. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

17. AMENDMENT AND MODIFICATION; WAIVER. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by the Company and the Holder. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

18. SEVERABILITY. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

19. NO STRICT CONSTRUCTION. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

20. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) This Warrant shall be construed in accordance with and governed by the law of the State of Delaware, without reference to principles of conflicts of law which would result in the application of the laws of any other jurisdiction.

(b) The Company and the Holder irrevocably and unconditionally submit, for themselves and their Property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware and of the United States District Court of the District of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Warrant, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) The Company and the Holder hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Warrant in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Warrant irrevocably consents to service of process in the manner provided for notices in Section 12. Nothing in this Warrant will affect the right of any party to this Warrant to serve process in any other manner permitted by law.

21. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS WARRANT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

22. COUNTERPARTS. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Amended and Restated Warrant to be executed by its duly authorized officer as of August 29, 2019.

VIR BIOTECHNOLOGY, INC.

By:	/s/ Howard Horn
Name:	Howard Horn
Title:	Chief Financial Officer

AGREED AND ACCEPTED:

TAKEDA VENTURES, INC.

By:	/s/ Michael Martin
Name:	Michael Martin
Title:	President

EXHIBIT A

[FORM OF EXERCISE NOTICE]

VIR BIOTECHNOLOGY, INC.

WARRANT DATED __________________

The undersigned holder hereby exercises the right to purchase                      shares of Series A-1 Preferred Stock (“Warrant Shares”) of Vir Biotechnology, Inc., a Delaware corporation (the “Company”), evidenced by the attached warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

                     a “Cash Exercise” with respect to                      Warrant Shares; and/or

                     a “Cashless Exercise” with respect to                      Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $             to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder                      Warrant Shares in accordance with the terms of the Warrant and, after delivery of such Warrant Shares,                      Warrant Shares remain subject to the Warrant.

Dated: ,	Name of Holder:

(Print)

By:
Name:
Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

EXHIBIT B

[FORM OF ASSIGNMENT]

VIR BIOTECHNOLOGY, INC.

WARRANT ORIGINALLY ISSUED

WARRANT NO.

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated: ,

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Form of Assignment must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.